[ON COHEN FUND AUDIT SERVICES, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Integrity Dividend Harvest Fund, a series of The Integrity Funds, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to The Integrity Fund's Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Westlake, Ohio

April 30, 2012